Exhibit 99.1

Universal Insurance Holdings Marks More than 10 Consecutive Years Declaring a Fourth Quarter Special Dividend, Today Declaring Regular and Special Cash Dividends Totaling 29 Cents per Share

Fort Lauderdale, Fla., November 15, 2021 – Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that its Board of Directors has declared a quarterly regular and special cash dividend, together totaling 29 cents per share of common stock, payable December 17, 2021 to shareholders of record as of the close of business on December 10, 2021. This marks more than 10 consecutive years declaring a fourth quarter special dividend. The 29 cents per share dividend consists of a regular quarterly cash dividend of 16 cents per share and a special cash dividend of 13 cents per share, bringing the total regular and special dividends declared in 2021 to 77 cents per share.

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Investor Relations Contact:
Rob Luther, 954-892-6487
VP, Corporate Development, Strategy & IR
rluther@universalproperty.com

Media Relations Contact:
Andy Brimmer / Mahmoud Siddig, 212-355-4449
Joele Frank, Wilkinson Brimmer Katcher